Exhibit 23.5

CONSENT

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, Robert J. Sutcliffe, hereby consent to be named in the Registration Statement on Form S-1 of Cheniere Energy Partners, L.P. and related prospectus as a person to become a member of the board of directors of Cheniere Energy Partners GP, LLC.

IN WITNESS WHEREOF, the undersigned has executed this consent as of the 1st day of February, 2007.

/s/ Robert J. Sutcliffe
Robert J. Sutcliffe